Exhibit 99

RPC, Inc. Reports First Quarter 2021 Financial Results

ATLANTA, April 28, 2021 - RPC, Inc. (NYSE: RES) today announced its unaudited results for the first quarter ended March 31, 2021. RPC provides a broad range of specialized oilfield services and equipment primarily to independent and major oilfield companies engaged in the exploration, production and development of oil and gas properties throughout the United States and in selected international markets.

For the quarter ended March 31, 2021, RPC generated revenues of $182.6 million, a decrease of 25.1 percent compared to $243.8 million in the first quarter of 2020. Operating loss for the first quarter of 2021 was $10.5 million compared to an operating loss of $218.7 million and an adjusted operating loss of $13.2 million in the first quarter of the prior year.1 Net loss for the first quarter of 2021 was $9.7 million, or $0.05 loss per share, compared to a net loss of $160.4 million, or $0.76 loss per share in first quarter of the prior year. In the first quarter of 2020 the adjusted net loss was $9.0 million, or $0.04 adjusted loss per share.2 Earnings before interest, taxes, depreciation and amortization (EBITDA) for the first quarter of 2021 was $7.8 million, compared to negative EBITDA of $179.7 million and an adjusted EBITDA of $25.8 million in the same period of the prior year.3

Cost of revenues during the first quarter of 2021 was $ 146.2 million, or 80.1 percent of revenues, compared to $181.9 million, or 74.6 percent of revenues during the first quarter of 2020. Cost of revenues declined primarily due to decreases in expenses consistent with lower activity levels and RPC’s ongoing cost reduction initiatives. Cost of revenues as a percentage of revenues increased primarily due to labor and other cost inefficiencies resulting from lower activity levels, as well as increased diesel fuel costs, in the first quarter as compared to the prior year.

Selling, general and administrative expenses were $30.6 million in the first quarter of 2021 compared to $36.5 million in the first quarter of 2020. These expenses decreased due to lower employment costs, primarily the result of cost reduction initiatives during previous quarters. Selling, general and administrative expenses increased from 15.0 percent of revenues in the first quarter of 2020 to 16.8 percent of revenues in the first quarter of 2021. Depreciation and amortization was $17.8 million in the first quarter of 2021 compared to $39.3 million in the first quarter of the prior year. Depreciation and amortization declined primarily because of RPC’s asset impairment charges recorded in prior quarters.

1 Adjusted operating loss is a financial measure which does not conform to GAAP. Additional disclosure regarding this non-GAAP financial measure and its reconciliation to operating loss, the nearest GAAP financial measure, is disclosed in Appendix A to this press release.

2 Adjusted net loss and adjusted loss per share are financial measures which do not conform to GAAP. Additional disclosure regarding these non-GAAP financial measures and their reconciliation to net loss and loss per share, the nearest GAAP financial measures, are disclosed in Appendix B to this press release.

3 Adjusted EBITDA and EBITDA are financial measures which do not conform to GAAP. Additional disclosure regarding these non-GAAP financial measures and their reconciliation to net loss, the nearest GAAP financial measure, is disclosed in Appendix C to this press release.

First Quarter 2021 Earnings Release

Discussion of Sequential Quarterly Financial Results

RPC’s revenues for the quarter ended March 31, 2021 increased by $34.0 million compared to the prior quarter, or 22.9 percent, due to activity increases in most service lines. Cost of revenues during the first quarter of 2021 increased by $28.3 million, or 24.0 percent, due to expenses which increase with higher activity levels such as materials and supplies and employment costs. As a percentage of revenues, cost of revenues increased slightly from 79.3 percent in the fourth quarter of 2020 to 80.1 percent in the first quarter of 2021 due to increases in maintenance and repair expenses and fuel costs. Selling, general and administrative expenses increased by $4.6 million in the first quarter of 2021 compared to the prior quarter, primarily due to a beneficial forfeiture rate adjustment to stock compensation recorded in the prior quarter. RPC’s operating loss in the first quarter of 2021 was $10.5 million, compared to an operating loss of $21.6 million and an adjusted operating loss of $11.3 million for the fourth quarter of 2020.1 EBITDA for the first quarter of 2021 was $7.8 million compared to negative EBITDA of $2.5 million and adjusted EBITDA of $7.8 million in the fourth quarter of 2020.3

The average U.S. domestic rig count during the first quarter of 2021 was 396, a 49.6 percent decrease compared to the same period in 2020, but a 27.3 percent increase compared to the fourth quarter of 2020. The average price of oil during the first quarter of 2021 was $58.13 per barrel, a 23.1 percent increase compared to the same period in 2020, and a 36.4 percent increase compared to the fourth quarter of 2020. The average price of natural gas during the first quarter of 2021 was $3.59 per Mcf, an 87.0 percent increase compared to the same period in 2020, and a 43.6 percent increase compared to the fourth quarter of 2020.

Management Commentary

“First quarter revenues increased compared to the prior quarter in all of our major service lines as oil prices increased and customers initiated their annual drilling and completion plans,” stated Richard A. Hubbell, RPC’s President and Chief Executive Officer. “Equipment and crew utilization increased as we continued to improve efficiencies and streamlined operations. Job mix in several service lines contributed to our sequential revenue growth as well. These activity improvements were partially offset by the extreme winter weather in February in many of our markets, particularly the Permian Basin. This event hurt profitability because of weather-related expenses and inefficiencies arising from a two-week long operational disruption.

“As we begin the second quarter, we believe near-term industry activity will be similar to the first quarter, adjusted for the weather impact. Although drilling and completion activities have improved, supported by higher oil prices and customer spending, the oilfield services industry is still faced with overcapacity. We believe pricing for our services will continue to be intensely competitive, and financial returns do not presently support significant growth capital expenditures. Our first quarter capital expenditures of $11.8 million reflect this conservative outlook, and we are pleased that our cash balance at the end of the quarter was $85.4 million, slightly higher than year-end 2020,” concluded Hubbell.

Summary of Segment Operating Performance

RPC manages two operating segments - Technical Services and Support Services.

First Quarter 2021 Earnings Release

Technical Services includes RPC’s oilfield service lines that utilize people and equipment to perform value-added completion, production and maintenance services directly to a customer’s well. These services are generally directed toward improving the flow of oil and natural gas from producing formations or to address well control issues. The Technical Services segment includes pressure pumping, downhole tools and services, coiled tubing, hydraulic workover services, nitrogen, surface pressure control equipment, well control, and fishing tool operations.

Support Services includes RPC’s oilfield service lines that provide equipment for customer use or services to assist customer operations. The equipment and services offered include rental of tubulars and related tools, pipe handling, inspection and storage services, and oilfield training services.

Technical Services quarterly revenues decreased by 24.2 percent compared to the same period of the prior year due to significantly lower activity and pricing. On a sequential basis, Technical Services revenues increased by 24.2 percent compared to the prior quarter due to increased activity levels in most of the segment’s service lines. Support Services revenues decreased by 38.0 percent during the first quarter compared to the same period of the prior year. On a sequential basis, Support Services revenues increased by 3.2 percent compared to the prior quarter. Technical Services narrowed its operating loss during the first quarter of 2021 compared to the fourth quarter of 2020 due to higher activity levels.

(in thousands)	Three Months Ended
	March 31,	December 31,	March 31,
	2021	2020	2020
Revenues:
Technical Services	$172,641	$138,978	$227,700
Support Services	9,969	9,659	16,077
Total revenues	$182,610	$148,637	$243,777
Operating (loss) profit:
Technical Services	$(5,762)	$(11,277)	$(12,207)
Support Services	(2,896)	(2,575)	1,547
Corporate expenses	(3,323)	577	(3,330)
Impairment and other charges *	-	(10,318)	(205,536)
Gain on disposition of assets, net	1,460	1,947	819
Total operating loss	$(10,521)	$(21,646)	$(218,707)
Interest expense	(380)	(116)	(113)
Interest income	18	65	334
Other income (expense), net	507	1,101	(308)

Loss before income taxes	$(10,376)	$(20,596)	$(218,794)

*	December 2020 represents $5,658 of impairment charges related to Technical Services and $4,660 related to pension settlement loss. March 2020 relates exclusively to Technical Services.

First Quarter 2021 Earnings Release

RPC, Inc. will hold a conference call today, April 28, 2021 at 9:00 a.m. ET to discuss the results for the quarter. Interested parties may listen in by accessing a live webcast in the investor relations section of RPC, Inc.’s website at rpc.net. The live conference call can also be accessed by calling (833) 579-0910 or (778) 560-2620 for international callers, and use conference ID number 3471295. For those not able to attend the live conference call, a replay will be available in the investor relations section of RPC, Inc.’s website beginning approximately two hours after the call and for a period of 90 days.

RPC provides a broad range of specialized oilfield services and equipment primarily to independent and major oilfield companies engaged in the exploration, production and development of oil and gas properties throughout the United States, including the Gulf of Mexico, mid-continent, southwest, Appalachian and Rocky Mountain regions, and in selected international markets. RPC’s investor website can be found at rpc.net.

Certain statements and information included in this press release constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995, including all statements that look forward in time or express management’s beliefs, expectations or hopes. These statements involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements of RPC to be materially different from any future results, performance or achievements expressed or implied in such forward-looking statements, including our expectations that activity levels during the near term will remain consistent with the first quarter of 2021; our belief that pricing for our services will continue to be intensely competitive; our belief that financial returns do not presently support significant growth capital expenditures. Such risks include changes in general global business and economic conditions, including fluctuations in prices of oil and natural gas; the impact of the COVID-19 pandemic on our operations; credit risks associated with collections of our accounts receivable from customers experiencing challenging business conditions; drilling activity and rig count; risks of reduced availability or increased costs of both labor and raw materials used in providing our services; the impact on our operations due to changes in regulatory and environmental laws; turmoil in the financial markets and the potential difficulty to fund our capital needs; the actions of OPEC+, which could impact drilling activity; adverse weather conditions in oil and gas producing regions; competition in the oil and gas industry; an inability to implement price increases; risks of international operations; and reliance upon large customers. Additional discussion of factors that could cause the actual results to differ materially from management’s projections, forecasts, estimates and expectations is contained in RPC's Form 10-K for the year ended December 31, 2020.

For information about RPC, Inc., please contact:

Ben M. Palmer	Jim Landers

Chief Financial Officer	Vice President Corporate Services
(404) 321-2140	(404) 321-2162
irdept@rpc.net	jlanders@rpc.net

First Quarter 2021 Earnings Release

RPC INCORPORATED AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS (In thousands except per share data)
Periods ended, (Unaudited)	Three Months Ended
	March 31, 2021	December 31, 2020	March 31, 2020
REVENUES	$182,610	$148,637	$243,777
COSTS AND EXPENSES:
Cost of revenues	146,223	117,886	181,944
Selling, general and administrative expenses	30,595	26,017	36,530
Impairment and other charges	-	10,318	205,536
Depreciation and amortization	17,773	18,009	39,293
Gain on disposition of assets, net	(1,460)	(1,947)	(819)
Operating loss	(10,521)	(21,646)	(218,707)
Interest expense	(380)	(116)	(113)
Interest income	18	65	334
Other income (expense), net	507	1,101	(308)
Loss before income taxes	(10,376)	(20,596)	(218,794)
Income tax benefit	(714)	(10,357)	(58,371)
NET LOSS	$(9,662)	$(10,239)	$(160,423)

LOSS PER SHARE
Basic	$(0.05)	$(0.05)	$(0.76)
Diluted	$(0.05)	$(0.05)	$(0.76)

WEIGHTED AVERAGE SHARES OUTSTANDING
Basic	212,959	212,708	212,311
Diluted	212,959	212,708	212,311

First Quarter 2021 Earnings Release

RPC INCORPORATED AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS
At March 31, (Unaudited)	(In thousands)
	2021	2020
ASSETS
Cash and cash equivalents	$85,421	$82,646
Accounts receivable, net	186,891	247,965
Inventories	80,165	97,267
Income taxes receivable	82,612	35,000
Prepaid expenses	8,027	8,701
Assets held for sale	4,032	5,385
Other current assets	2,493	2,860
Total current assets	449,641	479,824
Property, plant and equipment, net	257,309	295,262
Operating lease right-of-use assets	25,400	33,250
Goodwill	32,150	32,150
Other assets	35,573	28,646
Total assets	$800,073	$869,132

LIABILITIES AND STOCKHOLDERS' EQUITY
Accounts payable	$60,649	$70,601
Accrued payroll and related expenses	23,074	19,791
Accrued insurance expenses	4,443	7,092
Accrued state, local and other taxes	4,539	3,774
Income taxes payable	1,302	1,791
Current portion of operating lease liabilities	8,594	10,215
Other accrued expenses	946	4,914
Total current liabilities	103,547	118,178
Long-term accrued insurance expenses	10,543	14,865
Long-term pension liabilities	31,088	33,208
Long-term operating lease liabilities	19,088	27,529
Other long-term liabilities	-	49
Deferred income taxes	12,631	4,068
Total liabilities	176,897	197,897
Common stock	21,574	21,526
Capital in excess of par value	-	-
Retained earnings	619,019	672,912
Accumulated other comprehensive loss	(17,417)	(23,203)
Total stockholders' equity	623,176	671,235
Total liabilities and stockholders' equity	$800,073	$869,132

First Quarter 2021 Earnings Release

Appendix A

RPC, Inc. has used the non-GAAP financial measure of adjusted operating loss in today's earnings release, and anticipates using this non-GAAP financial measure in today's earnings conference call. This measure should not be considered in isolation or as a substitute for operating loss, or other performance measures prepared in accordance with GAAP.

Management believes that presenting the financial measure of adjusted operating loss enables us to compare our operating performance consistently over various time periods without regard to non-recurring items.

A non-GAAP financial measure is a numerical measure of financial performance, financial position, or cash flows that either 1) excludes amounts, or is subject to adjustments that have the effect of excluding amounts, that are included in the most directly comparable measure calculated and presented in accordance with GAAP in the statement of operations, balance sheet or statement of cash flows, or 2) includes amounts, or is subject to adjustments that have the effect of including amounts, that are excluded from the most directly comparable measure so calculated and presented. Set forth below is a reconciliation of this non-GAAP measure with its most comparable GAAP measures. This reconciliation also appears on RPC, Inc.'s investor website, which can be found on the Internet at rpc.net.

The Reconciliation of Operating Loss to Adjusted Operating Loss, the nearest performance measure prepared in accordance with GAAP, is shown below:

Periods ended, (Unaudited)	Three Months Ended
(In thousands)	March 31, 2021	December 31, 2020	March 31, 2020
Reconciliation of operating loss to adjusted operating loss
Operating loss	$(10,521)	$(21,646)	$(218,707)
Add:
Impairment and other charges	-	10,318	205,536
Adjusted operating loss	$(10,521)	$(11,328)	$(13,171)

First Quarter 2021 Earnings Release

Appendix B

RPC, Inc. has used the non-GAAP financial measures of adjusted net loss and adjusted loss per share, in today's earnings release and anticipates using these non-GAAP financial measures in today's earnings conference call. These measures should not be considered in isolation or as a substitute for net loss, loss per share, or other performance measures prepared in accordance with GAAP.

Management believes that presenting the financial measures of adjusted net loss and adjusted loss per share, enable us to compare our operating performance consistently over various time periods without regard to non-recurring items.

A non-GAAP financial measure is a numerical measure of financial performance, financial position, or cash flows that either 1) excludes amounts, or is subject to adjustments that have the effect of excluding amounts, that are included in the most directly comparable measure calculated and presented in accordance with GAAP in the statement of operations, balance sheet or statement of cash flows, or 2) includes amounts, or is subject to adjustments that have the effect of including amounts, that are excluded from the most directly comparable measure so calculated and presented. Set forth below is a reconciliation of this non-GAAP measure with its most comparable GAAP measures. This reconciliation also appears on RPC, Inc.'s investor website, which can be found on the Internet at rpc.net.

The Reconciliation of Net Loss to Adjusted Net Loss and the Reconciliation of Loss Per Share to Adjusted Loss Per Share is shown below:

Periods ended, (Unaudited)	Three Months Ended
(In thousands except per share amounts)	March 31, 2021	December 31, 2020	March 31, 2020
Reconciliation of net loss to adjusted net loss
Net loss	$(9,662)	$(10,239)	$(160,423)
Add:
Discrete tax adjustments	-	(4,581)	22,807
Impairment and other charges, net of tax	-	7,980	128,642
Total impact of discrete tax adjustments
and Impairment and other charges	-	3,399	151,449
Adjusted net loss	$(9,662)	$(6,840)	$(8,974)

Reconciliation of loss per share to adjusted loss per share

Loss per share	$(0.05)	$(0.05)	$(0.76)
Total impact of discrete tax adjustments
and Impairment and other charges	$-	$0.02	$0.71

Adjusted loss per share	$(0.05)	$(0.03)	$(0.04)

Weighted average shares outstanding	212,959	212,708	212,311

First Quarter 2021 Earnings Release

Appendix C

RPC has used the non-GAAP financial measures of earnings before interest, taxes, depreciation and amortization (EBITDA) and adjusted earnings before interest, taxes, depreciation and amortization (adjusted EBITDA) in today's earnings release, and anticipates using EBITDA and adjusted EBITDA in today's earnings conference call. EBITDA and adjusted EBITDA should not be considered in isolation or as a substitute for net loss or other performance measures prepared in accordance with GAAP.

RPC uses EBITDA and adjusted EBITDA as a measure of operating performance because it allows us to compare performance consistently over various periods without regard to changes in our capital structure or non-recurring items. We are also required to use EBITDA to report compliance with financial covenants under our revolving credit facility.

A non-GAAP financial measure is a numerical measure of financial performance, financial position, or cash flows that either 1) excludes amounts, or is subject to adjustments that have the effect of excluding amounts, that are included in the most directly comparable measure calculated and presented in accordance with GAAP in the statement of operations, balance sheet or statement of cash flows, or 2) includes amounts, or is subject to adjustments that have the effect of including amounts, that are excluded from the most directly comparable measure so calculated and presented. Set forth below is a reconciliation of net loss to EBITDA and adjusted EBITDA, the most comparable GAAP measures. This reconciliation also appears on RPC's investor website, which can be found on the Internet at rpc.net.

The Reconciliation of Net Loss to EBITDA and Adjusted EBITDA is shown below:

Periods ended, (Unaudited)	Three Months Ended
(In thousands)	March 31, 2021	December 31, 2020	March 31, 2020
Reconciliation of net loss to EBITDA and adjusted EBITDA
Net loss	$(9,662)	$(10,239)	$(160,423)
Add:
Income tax benefit	(714)	(10,357)	(58,371)
Interest expense	380	116	113
Depreciation and amortization	17,773	18,009	39,293
Less:
Interest income	18	65	334
EBITDA	$7,759	$(2,536)	$(179,722)
Add:
Impairment and other charges	-	10,318	205,536
Adjusted EBITDA	$7,759	$7,782	$25,814